Exhibit 10.1

ALFI, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective as of March 15th, 2021 (the “Effective Date”), by and between (i) Alfi, Inc., a Delaware corporation (the “Company”), and (ii) Ron Spears an individual resident of the State of California (“Consultant”).

AGREEMENT

The Company and Consultant hereby agree to, and shall abide by, the terms and conditions of this Agreement, including the Specific Terms and Conditions (attached hereto as Schedule 1) and the General Terms and Conditions (attached hereto as Schedule 2).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

COMPANY:	CONSULTANT:
Alfi, Inc.

By:	By:
Name: Dennis McIntosh	Name: Ron Spears
Title: Chief Financial Officer

Address: 429 Lenox Avenue, Suite 547 Miami Beach, Florida 33139	Address:

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Schedule 1 – Specific Terms and Conditions

This Schedule 1 sets forth the specific terms and conditions that apply to this Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms on the signature page of this Agreement or on Schedule 2 below, as applicable.

Company Contact: Consultant shall coordinate his provision of the Services through the following principal contact at the Company:

Name: Dennis McIntosh

Title: Chief Financial Officer

Services: Consultant shall provide the following specific Services to the Company:

•	Consultant shall use his best efforts to identify, nurture and advance commercial advertising on the Alfi platform.

•	Consultant shall provide to the Company progress reports with such information and detail as reasonably requested by the Company;

•	Consultant shall provide such other related services and assistance as reasonably requested by the Company.

•	Consultant will report directly to Paul Pereira and will coordinate day to day activities through John Cook.

•	During the 90-day initial period, Consultant shall utilize the title of Interim Chief Revenue Officer.

•	Consultant will sign the Alfi, Inc. standard non-disclosure agreement (see attached)

Fees: As full compensation for the Services:

Consultant shall invoice Alfi on the 15th and last day of each month for $7,500. Alfi will pay each invoice 15 days after receipt. Consultant will be paid one-time, with no trailing payment, fees for ads placed and a Call Center override. A seven percent (7%) fee will be paid based on revenue generated from paid advertisements placed as a result of Consultants efforts and a one percent (1%) override fee on all Call-Center revenue invoiced and collected during this 90-day period. The fee payments are calculated based on actual cash collected from the advertisers placing the ads. As payments of ad placements may vary, fees earned in the first 15 days of each month will be paid on the last day of the month. Fees earned between the 16th day of the month and the end of the month will be paid on the 15th day of the following month.

Except as expressly set forth herein, Consultant shall not be entitled to any compensation, remuneration or other benefit for rendering the Services hereunder.

Term: At the end of the 90-day period (from effective date plus 90 calendar days), the consultant and Paul Pereira and Consultant will discuss any potential continuation of the working relationship, and the manner in which any continuation would occur.

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Schedule 2 – General Terms and Conditions

This Schedule 2 sets forth the general terms and conditions that apply to this Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms on the signature page of this Agreement or on Schedule 1 above, as applicable.

1.	Services

1.1                The Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide the Services to the Company on the terms and conditions set forth in this Agreement. Consultant shall provide to the Company the services set forth on the Schedule 1 and such other services as the Company and Consultant mutually agree upon in writing from time to time (collectively, “Services”). Consultant acknowledges and agrees that any services provided to the Company prior to the Effective Date shall be subject to, and governed by, the applicable terms and conditions of this Schedule 2.

1.2                The Company shall not control the manner or means by which Consultant performs the Services, including, but not limited to, the time and place that Consultant performs the Services. Consultant shall furnish, at Consultant’s own expense, the equipment, supplies and/or other materials used to perform the Services. The Company shall provide Consultant with access to its premises and equipment to the extent necessary for the performance of the Services. To the extent that Consultant performs any Services on the Company's premises or using the Company's equipment, supplies and/or other materials, Consultant shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and the use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2.	Term

The term of this Agreement shall commence on the Effective Date and shall continue in force and effect for the specified time period set forth on Schedule 1, unless earlier terminated in accordance with paragraph 10 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the parties.

3.	Fees and Expenses

3.1                As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay and/or deliver to Consultant a fee in accordance with this Agreement as set forth on Schedule 1 (collectively, the “Fees”). Consultant acknowledges and agrees that (i) if applicable, Consultant will receive an IRS Form 1099-MISC from the Company, and (ii) Consultant shall be solely responsible for all federal, state and local taxes, as set forth in paragraph 4.2. Consultant is solely responsible for any travel and/or other costs or expenses incurred by Consultant in connection with the performance of the Services, and in no event shall the Company reimburse Consultant for any such costs or expenses, unless such costs or expenses are pre-approved by the Company in writing.

3.2                The Company shall pay and/or deliver all reasonable and undisputed Fees and/or pre-approved costs or expenses, as applicable, within Thirty (30) days after the Company's receipt of an invoice submitted by Consultant.

4.	Relationship of the Parties

4.1                Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Consultant and the Company for any purpose. Except as expressly agreed by the Company in writing, Consultant has no right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the Company, or to bind the Company in any respect whatsoever.

4.2                Without limiting paragraph 4.1, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be Consultant’s (and not the Company’s) employees or contractors and Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractors.

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Schedule 2 – General Terms and Conditions

5.	Intellectual Property Rights

5.1                The Company is, and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all of the results and proceeds of the Services performed under this Agreement, including, but not limited to, all deliverables related to the Services (together with all results and proceeds of the Services, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights therein (collectively “Intellectual Property Rights”). Consultant hereby irrevocably assigns to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all related Intellectual Property Rights.

5.2                Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as "moral rights" (collectively, “Moral Rights”). Consultant hereby irrevocably waives, to the extent permitted by applicable law, any and all claims that Consultant may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

5.3                Consultant shall make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by Consultant alone or with others during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. Consultant shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

5.4                Upon the request of the Company, Consultant shall promptly take such further actions, including executing and delivering all appropriate instruments of conveyance, as may be necessary or desirable to assist the Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event the Company is unable, after reasonable effort, to obtain Consultant’s signature on any such documents, Consultant hereby irrevocably designates and appoints the Company as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Deliverables with the same legal force and effect as if Consultant had executed them. Consultant acknowledges and agrees that this power of attorney is coupled with an interest.

5.5                Notwithstanding paragraph 5.1, to the extent that any of Consultant’s pre-existing materials are contained in the Deliverables, Consultant shall retain ownership of such pre-existing materials and hereby grants to the Company an irrevocable, worldwide, unlimited, royalty-free license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof. The Company may assign, transfer and sublicense such rights to others without Consultant’s approval.

5.6                Except for Consultant’s pre-existing materials contained in the Deliverables, as applicable, Consultant has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. Consultant has no right or license to use the Company's trademarks, service marks, trade names, trade names, logos, symbols or brand names without the Company’s prior written consent.

5.7                Consultant shall require each of Consultant’s employees and contractors to execute written agreements satisfactory to the Company securing for the Company the rights provided for in this paragraph 5 and paragraph 6 prior to such employee or contractor providing any Services under this Agreement.

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Schedule 2 – General Terms and Conditions

6.	Confidentiality

6.1                Consultant acknowledges and agrees that Consultant will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, the existence and terms of this Agreement, all proprietary information, business and technical data, trade secrets and/or know-how, technology, information, business operations and strategies, customers, pricing, marketing, finances, sourcing and personnel belonging to the Company or its affiliates or their suppliers or customers, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that Consultant develops in connection with the Services, including, but not limited to, any Deliverables, shall be subject to the terms and conditions of this paragraph. During and subsequent to the Term, Consultant shall (a) treat all Confidential Information as strictly confidential, (b) not disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and (c) not use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify the Company immediately in the event that Consultant becomes aware of any loss or disclosure of any Confidential Information.

6.2                Confidential Information shall not include information that: (a) is or becomes generally available to the public other than through Consultant’s breach of this Agreement; or (b) is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information.

6.3                Consultant recognizes that the Company has received, and in the future will receive, from third parties confidential or proprietary information subject to a duty on the part of the Company to maintain the confidentiality of such confidential and proprietary information and to use it only for certain limited purposes. Consultant acknowledges and agrees that Consultant owes to the Company, during the Term and thereafter, a duty to hold all such confidential and proprietary information in confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services. Consultant further agrees to execute and deliver confidentiality agreements and/or non-disclosure agreements as may be required by the Company’s customers and/or other third parties.

6.4                Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Consultant agrees to provide written notice of any such order to an authorized officer of the Company within three (3) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or to seek confidentiality protections, as determined in the Company's sole discretion.

6.5                In the event that the terms and conditions of that certain Non-Disclosure Agreement, dated as of March ______, 2021, between Consultant and the Company, conflict with the terms and conditions of this Agreement, the terms and conditions most favorable to the Company shall prevail.

7.	Representations and Warranties

7.1                Consultant represents and warrants to the Company that: (a) Consultant has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of Consultant’s obligations in this Agreement; (b) Consultant’s entering into this Agreement with the Company and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject; (c) Consultant has the required skill, experience and qualifications to perform the Services, Consultant shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; (d) Consultant shall perform the Services in compliance with all applicable federal, state and local laws and regulations; (e) the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind; and (f) all Deliverables are and shall be Consultant’s original work (except for material in the public domain or provided by the Company) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

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Schedule 2 – General Terms and Conditions

7.2                The Company hereby represents and warrants to Consultant that: (a) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and (b) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.	Indemnification

Consultant shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from: (a) bodily injury, death of any person or damage to real or tangible, personal property resulting from Consultant’s acts or omissions; and (b) Consultant’s breach of any representation, warranty and/or obligation under this Agreement. The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Consultant.

9.	Insurance

Unless otherwise waived by the Company in writing, during the Term, Consultant shall maintain in force adequate workers' compensation (as applicable), commercial general liability, errors and omissions, and other forms of insurance, in each case with insurers reasonably acceptable to the Company, with policy limits sufficient to protect and indemnify the Company and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members, controlling persons, and successors and assigns, from any losses resulting from Consultant or Consultant’s agents, contractors, servants or employees conduct, acts, or omissions. The Company shall be listed as an additional insured under such policies, and Consultant shall forward a certificate of insurance verifying such insurance upon the Company's written request, which certificate will indicate that such insurance policies may not be cancelled before the expiration of at least a thirty (30) day notification period and that the Company will be immediately notified in writing of any such notice of termination.

10.	Termination

10.1             The Company may terminate this Agreement without cause upon at least Fifteen (15) days' written notice to Consultant. Consultant may terminate this Agreement without cause upon at least Fifteen (15) days’ written notice to the Company. The Company also may terminate this Agreement, effective immediately upon written notice to Consultant, in the event that Consultant breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, Consultant does not cure such breach within Ten (10) days after receipt of written notice of such breach.

10.2             Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, Consultant shall within Five (5) days after such expiration, termination or request, as applicable: (a) deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, supplies, equipment and/or other materials provided for Consultant’s use by the Company; (b) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information; (c) permanently erase all of the Confidential Information from Consultant’s computer systems; and (d) certify in writing to the Company that Consultant has complied with the requirements of this paragraph.

10.3             The terms and conditions of this paragraph 10.3 and paragraph 4, paragraph 5, paragraph 6, paragraph 7, paragraph 8, paragraph 10.2, paragraph 12, paragraph 13 and paragraph 14 shall survive the expiration or termination of this Agreement.

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Schedule 2 – General Terms and Conditions

11.	Other Business Activities

Consultant may be engaged or employed in any other business, trade, profession or other activity which does not place Consultant in a conflict of interest with the Company; provided, that, during the Term, Consultant shall not be engaged in any business activities that do or may compete with the business of the Company or perform any services for direct competitors of the Company without the Company’s prior written consent.

12.	Non-Solicitation

Consultant agrees that, during the Term and for a period of Twelve (12) months following the termination or expiration of this Agreement, Consultant shall not make any solicitation to employ the Company's personnel without the prior written consent of the Company to be given or withheld in the Company's sole discretion.

13.	Assignment

Consultant shall not assign any rights or delegate or subcontract any obligations under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Even if the Company consents to any such assignment, delegation or subcontract of Consultant’s obligations under this Agreement, such assignment, delegation or subcontract shall not relieve Consultant of Consultant’s responsibilities hereunder. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against, each of the parties hereto and their respective successors and assigns.

14.	Miscellaneous

14.1             Consultant shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

14.2             All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this paragraph). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this paragraph.

14.3             This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

14.4             This Agreement and any Schedules attached hereto may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

14.5             This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the County of Miami-Dade, State of Florida in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

14.6             If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14.7             This Agreement may be executed in multiple counterparts and by facsimile or electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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Schedule 2 – General Terms and Conditions

14.8             To the extent permitted by applicable law: (a) in no event shall the Company be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if the Company has been advised of the possibility of such damages; and (b) in no event shall the Company’s aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed $2,500.

14.9             The Defend Trade Secret Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Consultant acknowledges that Consultant has the right to: (a) disclose in confidence trade secrets of the Company to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law in accordance with 18 U.S.C. § 1833(b); and (b) disclose trade secrets of the Company in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure in accordance with 18 U.S.C. § 1833(b). Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed and made in accordance with 18 U.S.C. § 1833(b).

[End of Agreement.]

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